Exhibit 3.2

THIS COMPOSITE CERTIFICATE OF INCORPORATION OF ADVANCE AUTO PARTS, INC. (THE “CORPORATION”) REFLECTS THE PROVISIONS OF THE CORPORATION’S CERTIFICATE OF INCORPORATION, INCLUDING ALL AMENDMENTS THERETO FILED WITH THE DELAWARE SECRETARY OF STATE THEREAFTER ON OR PRIOR TO AUGUST 6, 2024.

RESTATED CERTIFICATE OF INCORPORATION
OF
ADVANCE AUTO PARTS, INC.

The original Certificate of Incorporation of Advance Auto Parts, Inc. (originally incorporated as MUR Holding Corp.), filed with the Delaware Secretary of State on August 1, 2001 and amended by the filing of a Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State on August 8, 2001, which was further amended by the filing of a Restated Certificate of Incorporation with the Delaware Secretary of State on November 26, 2001, the filing of a Certificate of Amendment of Restated Certificate of Incorporation with the Delaware Secretary of State on May 19, 2004, the filing of a Certificate of Second Amendment to Restated Certificate of Incorporation with the Delaware Secretary of State on June 7, 2013, the filing of a Certificate of Third Amendment to Restated Certificate of Incorporation with the Delaware Secretary of State on June 6, 2016, the filing of a Certificate of Fourth Amendment to Restated Certificate of Incorporation with the Delaware Secretary of State on May 24, 2017, and the filing of a Certificate of Fifth Amendment to Restated Certificate of Incorporation with the Delaware Secretary of State on August 6, 2024 is hereby restated and integrated with no further amendments to read in its entirety as follows:

ARTICLE I

The name of the corporation is Advance Auto Parts, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent, 19904. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Two Hundred Ten Million (210,000,000) shares, consisting of Two

Hundred Million (200,000,000) shares of Common Stock, par value, $0.0001 per share ("Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock").

B.The holders of Common Stock shall be entitled to one (1) vote per share on all matters to be voted on by the stockholders of the Corporation.

C.Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation (the “Board of Directors”), and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)The number of shares constituting that series and the distinctive designation of that series;

(ii)The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, preferences and limitations of that series.

ARTICLE V

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VII

A.Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

B.Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, or stockholders following receipt by the Secretary of the Corporation of a written request for a special meeting from record holders owning at least ten percent (10%), in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.

ARTICLE VIII

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) of any director or officer for any breach of the director's or officer’s duty of loyalty to the Corporation or its stockholders, (ii) of any director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of any director under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, (iv) of any director or officer for any transaction from which the director or officer derived any improper personal benefit, or (v) of any officer in any action by or in the right of the Corporation. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

ARTICLE IX

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.